Exhibit 10.3

Dated:3 March 2025

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

(1)WOLVERINE EUROPE LIMITED

(2)ISABEL SORIANO CORRAL

Settlement agreement

THIS AGREEMENT is made on 3 March 2025

BETWEEN:

(1)WOLVERINE EUROPE LIMITED whose registered office is at King’s Place 90 York Way, London N1 9AG (the Employer); and

(2)ISABEL SORIANO CORRAL of Goldens Way, Flat 2 Goldings Hall, SG14 2WH (the Employee / you)

1.PERMITTED DISCLOSURES

1.1Nothing in this agreement prevents the parties from making a disclosure:

1.1.1which amounts to a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;

1.1.2in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;

1.1.3for the purposes of reporting misconduct, or a serious breach of regulatory requirements, to any body responsible for supervising or regulating the matters in question;

1.1.4if and to the extent required by law.

1.2All other terms of this agreement are to be read subject to this Clause.

2.DEFINITIONS

2.1In this Agreement the following expressions have the following meanings:

“the Adviser”    Kimberly Shaw of Charterhouse Law Limited;

“the Determination Date”    3 March 2025;

“the Group”    the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“PAYE deductions”    deductions made to comply with or to meet any liability of the Employer to account for tax pursuant to regulations made under Chapter 2 of Part 11 of ITEPA 2003 and to comply with any obligation to make a deduction in respect of national insurance contributions;

“ITEPA 2003”    the Income Tax (Earnings and Pensions) Act 2003;

“Tax Equalisation”    means an arrangement under which the Employee is entitled to specified net income. The Employer agrees to meet UK income tax and National Insurance liabilities on such income, in excess of liabilities which it is agreed will be borne by the Employee.

“Gross-up”    means additional income which is deemed to reflect the fact that the Employer is funding a proportion of the Employee’s tax and employee National Insurance liabilities, under the principles of tax equalisation.

“Hypothetical tax”    means a reduction of the Employee’s gross pay, to reflect the proportion of her tax liability which she will be bearing personally, under the principles of tax equalisation.

“Hypothetical social security” means a reduction of the Employee’s gross pay, to reflect the proportion of her employee social security liability which she will be bearing personally, under the principles of tax equalisation.

“the Service Agreement”    the service agreement entered into by the parties dated 8 June 2018, a copy of which is appended to this Agreement at Schedule 6;

“the Termination Date”    12 months after the Determination Date;

“the Termination Payment”     the payment referred to in Clause 6.

3.BASIS OF AGREEMENT

3.1The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle all outstanding claims which you have or may have against the Employer or the Group or its/their respective officers or employees arising out of or in connection with or as a consequence of your employment and/or its termination and your office as a director and/or its cessation. The terms set out in this Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of the Employer or the Group.

3.2The Employer is entering into this Agreement for itself and as agent for and trustee of all companies in the Group and is duly authorised to do so. The parties intend that each company in the Group should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

3.3In the event that you are dismissed, prior to the Termination Date, on grounds of gross misconduct, then you will forfeit any right to the payments and benefits provided to you under this Agreement.

4.TERMINATION

4.1Your employment with the Employer will terminate on the Termination Date by reason of redundancy.

4.2The parties have agreed that your period of contractual notice of termination stated under the Service Agreement of 9 months shall be extended to 12 months and that such notice period will commence on the Determination Date and that you shall, subject to clauses 4.3 and 4.5 below, perform your usual duties between the Determination Date and the Termination Date. The Employer provides this extended period of contractual notice to you in consideration of your agreement to the post termination restrictions set out at clause 13.2 below as well as in return for your agreement to the possibility of being placed on garden leave or on alternative duties (as set out below) for the whole or part of your new period of contractual notice of 12 months.

4.3During the notice period referred to above, the Employer can, entirely at its discretion, and irrespective of whether you are already working under the arrangements set out at clause 4.5 below or not, require you to take garden leave as set out under the terms of clause 21.2 and 21.3 of the Service Agreement and ask you to remain available to answer any questions asked and provide any assistance required by the Employer during that period, whether for the whole of the notice period, for the period of any unserved notice period after the Determination Date or for certain defined periods during that notice period only.

4.4In the period between the Determination Date and the Termination Date, it is agreed that you will complete a proper handover including certain key deliverables to be provided to you by the Employer. Subject to the terms of this Agreement and completion of all of the relevant key deliverables associated with transition to the reasonable satisfaction of the Employer, the Employer will pay you a payment of £1,000 less PAYE deductions within 28 days of the later of this Agreement becoming binding in accordance with Clause 19 and the Termination Date. The Employer will not deduct hypothetical tax on this amount, and will not fund any employee liabilities thereon.

4.5It is also agreed that the Employer can, at any time during the period between the Determination Date and the Termination Date require, on 7 days’ notice, and entirely separate to any period of garden leave, that you, while continuing in active employment (with continued access to Employer systems, premises and colleagues) and receiving full salary and benefits, cease to perform your current role and usual day to day duties and solely focus on being available to respond to transition inquiries raised by the Employer and that such transition assistance will become at that point your normal duties and that this requirement will not constitute a breach of any kind of either the Service Agreement or of this Agreement. During the performance of such transition assistance you will not be required to work on a full time basis and will remain reasonably available to respond to transition inquiries raised by the Employer. For the avoidance of doubt, the period during which you agree to focus on transition assistance under this clause will in any event commence at the latest by 1 September 2025.

5.REMUNERATION TO TERMINATION DATE

5.1You will be paid your normal salary and provided with all contractual benefits and allowances for the period up to and including the Termination Date, as follows:

•Salary, which will be subject to tax equalisation (and therefore paid less hypothetical tax at 28%, less hypothetical social security at £463.40 per month, plus gross-up, less PAYE deductions).

•Pay in lieu of pension, which will be subject to tax equalisation (and therefore paid less hypothetical tax at 28%, plus gross-up, less PAYE deductions).

•Living allowance, on which the Employer will fund all UK liabilities (and therefore paid plus gross-up, less PAYE deductions).

•Housing allowance, on which the Employer will fund all UK liabilities (and therefore paid plus gross-up, less PAYE deductions).

•Private health insurance, which will be subject to tax equalisation (therefore you will fund hypothetical tax at 28% and the Employer will fund the appropriate gross- up).

You will also be eligible to receive employee equity awards in February 2025. Please see paragraphs 7.3 to 7.5 for further information regarding equity.

For the avoidance of doubt, the Employer will not deduct any hypothetical tax on Wolverine dividends you receive, and will not fund any liabilities thereon.

5.2You will not later than the Termination Date, submit to the Employer your final business expenses claim up to and including the Termination Date. All business expenses reasonably incurred by you during your employment which are outstanding at the Termination Date will be reimbursed in the usual way provided you comply with the Employer’s current policy regarding expenses. The Employer will not reimburse you for any expenses incurred after the Termination Date.

5.3You will be paid for any untaken holiday that accrues prior to you taking any garden leave. Such holiday pay will be subject to tax equalisation (and therefore paid less hypothetical tax at 28%, plus gross-up, less PAYE deductions). Holiday that accrues during the garden leave period will be deemed to have been taken prior to the Termination Date and no sum in respect of that will be due to you on termination of employment.

6.TERMINATION PAYMENTS

6.1Subject to and conditional upon your compliance with the terms of this Agreement, within 28 days of the Termination Date the Employer will pay you an ex gratia payment for loss of office of 1 year’s salary at the level in force at the date of this Agreement which amounts to £466,352.00 (subject to any requested reduction under clause 10.12 below). The payment will be subject to tax equalisation, and will therefore be paid less hypothetical tax at 28%, plus gross-up, less PAYE deductions.

7.BENEFITS AND EQUITY

7.1Save as provided in Clause 7.2, 7.3, 7.7 and 7.8, the provision of all benefits will cease on the Termination Date.

7.2You remain eligible to receive, on the usual bonus payment date any 2024 and 2025 calendar year bonus payments, which will be subject to tax equalisation (and therefore paid less hypothetical tax at 28%, plus gross-up, less PAYE deductions) to which you become entitled under the relevant rules of the Employer’s Amended and Restated Short Term Incentive Plan (Annual Bonus Plan) and in respect of 2025 any requirement to be in employment on the bonus payment date shall be waived. Bonus is paid out based on performance against pre-established corporate, brand and personal objectives for the relevant fiscal year.

7.3You are entitled to receive any stock that vests whilst you remain in employment in accordance with the applicable Stock Incentive Plan and associated plan rules and award agreements (together, the “Plan”). Exceptionally, notwithstanding the forfeiture provisions of the Plan, you are also entitled to receive any stock that vests for a period of up to 8 months following the Termination Date. Except as explicitly set forth in the foregoing, any and all other stock awards for which the restrictions have not lapsed as of the Termination Date shall be forfeited in accordance with the terms of the Plan. You agree to waive any claims against the Employer and the Group in respect of any entitlement to the grants after the end of the 8-month period following the Termination Date, and you acknowledge and agree that you are not entitled to any further payments or benefits in respect of the grants or the associated plans other than those identified above. You further accept and agree that you remain bound by all obligations placed upon you by the rules of the Plan and associated award agreements and associated plans including the Wolverine Worldwide Insider Trading Policy but for the avoidance of doubt the Employer confirms that clause 2.b of the Plan does not impose any additional restriction on your post termination employment activity over and above that set out under this Agreement. In the event of any conflict between this Agreement and the rules governing the Plan, the terms of the Plan shall apply and supersede this Agreement.

7.4All stock that vests under this agreement will be subject to tax equalisation, and will therefore be processed less hypothetical tax at 28%, plus gross-up, less PAYE deductions. You agree to fund the hypothetical tax liabilities in accordance with the methods provided for in the applicable plan rules.

7.5You are responsible for all liabilities (for example, capital gains tax) due on the disposal of shares, irrespective of when these liabilities arise, and irrespective of when the shares were acquired. The Employer will not fund any such liabilities.

7.6Any other bonus and or incentive entitlement or eligibility apart from that referred to in this Agreement will be lost by you.

7.7The Employer agrees to continue to provide you with reasonable access to UK tax advice support from Deloitte on the basis you currently enjoy in respect of payments provided to you as a result of your employment and/or its termination. For the avoidance of doubt, this will include tax advice for the fiscal years 2025/2026 and 2026/2027 as well as in respect of any advice needed for any payments received under this Agreement which arise in relation to subsequent tax years.

7.8The Employer agrees to pay you a repatriation sum of £300,000, which will be subject to tax equalisation (and therefore paid less hypothetical tax at 28%, plus gross-up, less PAYE deductions). Such payment to be made within 60 days of the Termination Date.

8.PENSION

8.1Your active membership of any pension scheme will cease with effect from the Termination Date.

9.LEGAL FEES

9.1Subject to and conditional upon your compliance with the terms of this Agreement and subject to receipt of an invoice from your Adviser and provided the Adviser is a qualified lawyer (as defined in the Employment Rights Act 1996), the Employer agrees to pay to the Adviser up to a maximum of £7000 plus VAT as a contribution towards your legal fees incurred exclusively in connection with the termination of your employment. Any invoice should be addressed to you but expressed to be payable by the Employer and sent under private and confidential cover to Jennifer Miller at the Employer.

10.TAXATION

10.1The Employer will deduct from the Termination Payment and other sums to be paid to you under this Agreement any PAYE deductions it is required by law to make.

10.2In this regard, the parties believe the following to be correct, although neither party gives any warranty to this effect:

10.2.1All payments made under this Agreement apart from the Termination Payment and benefits-in-kind are subject to PAYE deductions.

10.2.2In respect of the Termination Payment:

10.2.2.1No part of the Termination Payment is post-employment notice pay for the purposes of section 402D of ITEPA 2003.

10.2.2.2The first £30,000 of the Termination Payment can be paid free of tax, being a termination award to which section 403 of ITEPA 2003 applies but which falls under the threshold stipulated in that section. This position will be mirrored for tax equalisation purposes (ie, no hypothetical tax will be applied on the first £30,000 of the payment).

10.2.2.3The remaining £436,352 (or lower sum in the event of any requested reduction under clause 10.12 below) of the balance of the Termination Payment is subject to deductions for income tax only, being a termination award to which section 403 of ITEPA 2003 applies and which exceeds the threshold stipulated in that section. As detailed in paragraph 6.1, this payment is subject to tax equalisation, and will therefore be processed accordingly.

10.3The PAYE deductions required by the Employer by law do not necessarily constitute the final tax liability due. The final liability due is calculated on preparation of your year-end self- assessment tax return for the tax year in question. The final liability may be higher or lower than the PAYE applied. There may also be liabilities due on preparation of the tax return relating to benefits-in-kind.

10.4Following the termination of the employment, further compliance actions will be required, in order to finalise your tax position, as well as your net pay position under the principles of tax equalisation, for all tax years in which income was paid by the Employer. These compliance actions may include tax return filings and tax equalisation calculations. These may result in payments due by or to you, the Employer or the tax authorities.

10.5You agree that your self-assessment tax returns for all tax years in which income was paid by the Employer will be prepared by the Employer’s appointed tax adviser. You agree to provide the appointed tax adviser with the information requested from you in order to finalise your tax affairs (including any implications of your tax equalised status) for all years impacted, on a timely basis. Penalties, interest and surcharges which arise as a result of untimely or incorrect data provided by you will be for your account, and will not be funded by the Employer.

10.6Where amounts are payable to the Employer as a result of your tax equalised status, you agree to either mandate these amounts to the Employer (where the tax authorities allow repayments directly to third parties), or pay these amounts to the Employer on a timely basis. Such amounts may include tax refunds, tax equalisation settlements, or other payments.

10.7The Employer will continue to meet its obligations which arise as a result of your tax equalised status, for example, payment of tax liabilities and/or tax equalisation settlements, to the extent due by the Employer under the agreed tax equalisation principles.

10.8For the avoidance of doubt, the Employer agrees to the settlement of liabilities/payments of gross-ups where specified in this agreement. No such amounts will be settled in respect of any other liabilities which you may incur. In addition, any liabilities/payments of gross-ups funded by the Employer will be in relation to United Kingdom tax and National Insurance liabilities only. To the extent that liabilities are triggered in any jurisdictions outside the United Kingdom, the Employer will not be liable.

10.9For any period when liabilities are due both by you and the Employer, priority will be given to the Employer when allocating tax allowances and bands.

10.10The Employer reserves the right to the final interpretation of tax equalisation arrangements, including after the termination of the employment.

10.11You will be responsible for the payment of any tax and employee’s national insurance contributions referable to the Termination Payment and all other payments and the provision of benefits set out in this Agreement in excess of any PAYE deductions made by the Employer. You hereby agree to indemnify the Employer and the Group on a continuing basis immediately on demand against all such liabilities, including any interest, penalties, reasonable costs and expenses incurred as a result of any default or delay by you which the Employer or any company in the Group may incur in respect of or by reason of such payments or the provision of such benefits. If the Employer becomes aware that any such liabilities may arise it will provide relevant details to you so that you are given the opportunity at your own expense to dispute any such payment with HM Revenue and Customs or other relevant authority provided that the Employer will be entitled to pay any such liabilities as they fall due.

10.12In the event that you inform the Employer, before the date of 28 days before the Termination Date, that you wish for any part of the Termination Payment to be not paid to you but instead paid directly into your pension with the Termination Payment therefore reduced and the tax equalisation applied to it amended as a result, the Employer will use reasonable endeavours to facilitate that but only on the basis that it makes no warranty to you in respect of the tax treatment of such payment and that neither the Employer or the Group shall suffer any adverse tax or other consequences as a result and that such payment shall at all times be subject to the tax indemnity provided to the Employer and/or Group by you as set out at clause 10.11 above.

11.SOCIAL MEDIA, RETURN OF PROPERTY AND DIRECTORSHIPS

11.1On or within two working days of the commencement of any garden leave period referred to above (if relevant) or the Termination Date (whichever comes first) you will return to the Employer all credit cards, keys, your security pass, any identity badge, all computer disks, memory cards, software and computer programs, , printer, and other electronic equipment, all documents and copies (including electronic or recorded versions and copies in whatever medium held) together with all other property belonging to the Employer or the Group or relating to its or their business in your possession or control except for such items of property as the Employer notifies you in writing that you may retain, which shall include the laptop and mobile phone, which the Employee is permitted to retain once they have been wiped of any relevant data of the Employer and/or Group.

11.2On or within seven working days after the Termination Date you will amend your profiles on any social media accounts to show that you are no longer employed by the Employer.

11.3You shall, if requested, provide the Employer with a signed statement confirming that you have complied fully with your obligations under Clause 11.1 and Clause 11.2 and shall provide such reasonable evidence of compliance as may be requested.

11.4You agree that you will, within 2 days of any request at any time by the Employer write to the Employer and/or Group (as requested) in a form which is the same as or similar to that outlined at Schedule 5 resigning from all directorships/other formal positions that you hold with any Group Company. You irrevocably appoint the Employer to be your attorney in your name and on your behalf to sign execute or do any such instrument or thing and generally to use your name in order to give the Employer (or its nominee) the full benefit of the provisions of this clause.

12.WARRANTIES AND REPRESENTATIONS

12.1In consideration of the sum of £100 (less PAYE deductions) you warrant as a strict condition of this Agreement and represent to the Employer that up to and as at the date this Agreement becomes binding in accordance with Clause 19 you:

12.1.1have not committed, as far as you are aware, any breach of any duty owed to the Employer or any company in the Group. For the avoidance of doubt, this Agreement will not operate to release you from any liability owed to any company in the Group of which you were a director by virtue of your employment with the Employer;

12.1.2have not done or failed to do anything, as far as you are aware, which act or omission amounts to a repudiatory breach of the express or implied terms of your employment with the Employer or which, if it were to be done or omitted after the date of this Agreement, would be in breach of any of its terms;

12.1.3are not employed or self-employed in any capacity by a party other than the Employer nor are you in discussions which are likely to lead to nor have you received such an offer of employment or self-employment;

12.1.4have not commenced any action or issued any proceedings against the Employer or any company in the Group or any of its/their respective officers or employees.

12.2The Employer is under no obligation to make the payments or provide the benefits specified in Clause 6, Clause 7.2, Clause 7.3, 7.5 or Clause 9 if:

12.2.1you are in breach of any of the warranties referred to in this Clause 12; or

12.2.2on or before the Termination Date you do or fail to do, or have done or failed to do, anything which act or omission amounts to a repudiatory breach of the express or implied terms of your employment with the Employer.

13.CONFIDENTIALITY AND OTHER RESTRICTIONS

13.1You accept and agree that your express and implied duties relating to confidential information, and intellectual property continue after the Termination Date. In particular, you affirm the duties and restrictions in clauses 18 and 19 of the Service Agreement.

13.2In respect of post termination restrictions/restrictive covenants, you agree to a variation of the relevant provisions set out at clause 17 of the Service Agreement such as to place amended restrictions on you, with your agreement given in consideration of the extended contractual notice period provided to you under clause 4.2 and the other benefits set forth above, and that the following provisions and agreed variation of the Service Agreement shall therefore apply:

13.2.1the parties acknowledge and agree that they shall continue to be bound by the provisions set out at clauses 17.1, 17.4, 17.6, 17.7 and 17.8 of the Service Agreement;

13.2.2you specifically affirm your agreement to Clause 17.2.1 of the Service Agreement which shall continue to apply to you as originally drafted;

13.2.3you acknowledge and agree that the duration of the restrictions placed on you as set out at clause 17.2.2 of the Service Agreement shall be increased to a period of 12 months from the Termination Date instead of 6 months and that the restriction placed on you as set out at clause 17.2.3 of the Service Agreement shall be increased to a period of 7 months from the Termination Date instead of 6 months; and

13.2.4the parties agree that the garden leave set off provisions at clause 17.5 of the Service Agreement shall now apply to all of the restrictions set out above including those set out at clauses 17.2.2 (as varied) and 17.2.3 of the Service Agreement and that such garden leave set off will apply to the varied contractual notice period provided to you under clause 4.2 above in circumstances where you are placed on garden leave under clause 4.3 above, but for the avoidance of doubt the parties agree and accept that no set off provisions shall apply to the restrictions at clauses 17.2.1 and 17.2.2 of the Service Agreement (as varied) in relation to the period outlined at clause 4.5 above where you remain in active employment with the Employer, but that such set off shall apply to the restriction at clause 17.2.3 of the Service Agreement (as varied) in relation to the period outlined at clause 4.5 above.

13.3In consideration of the payment of £100 (less PAYE deductions), you agree and undertake as a strict condition of this Agreement not to divulge to any person, firm or company or use for your own benefit or the benefit of any person, firm or company any trade secret or information of a private, secret or confidential nature concerning the business, finances or affairs of the Employer or any company in the Group or any of its/their respective customers, clients or suppliers (including but not limited to terms of contracts or arrangements, existing and potential projects, accounts, information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) which have or may have come to your knowledge during the course of your employment with the Employer or any company in the Group.

13.4The parties consider that confidentiality is mutually beneficial in all the circumstances and agree and undertake (in consideration of their mutual promises to that effect) and subject to Clause 13.6 that neither will:

13.4.1make or publish any statement to a third party concerning the fact, negotiations or terms of this Agreement, the dispute settled by it or the circumstances surrounding the termination of your employment;

13.4.2make or publish any derogatory or disparaging statement or do anything in relation to the other and in your case in relation to any company in the Group or any past, current or future officers or employees of the Employer or any company in the Group which is intended to or which might be expected to damage or lower their respective reputations, provided that the parties will not be prevented from making a disclosure:

(a)for the purposes of seeking legal or tax advice in relation to this Agreement, provided the professional adviser is bound by a duty of confidence, or to HMRC for tax purposes;

(b)in your case:

(i)to your spouse, civil partner or partner, provided such person agrees to maintain confidentiality;

(ii)to a medical practitioner or counsellor for the purpose of seeking or obtaining treatment;

(iii)about the circumstances surrounding the termination of your employment but not the terms of this Agreement, to someone with whom you are seeking employment, for the purposes of seeking employment; or

(iv)to your insurer for the purpose of any insured claim for loss of employment, provided any such insurer agrees to keep any disclosed information confidential

(c)in the case of the Employer and/or any company in the Employer’s group where they have a regulatory and/or legal obligation to make such disclosure (which for the avoidance of doubt will include here a requirement to disclose a copy of this Agreement and a summary of its terms to the US Securities and Exchange Commission for the purpose of public filings and notifications and to make associated public statements in respect of this which the parties agree shall not constitute any breach of the Agreement), where in its reasonable opinion it is in the interests of good corporate governance to do so and/or in order to defend any litigation brought (or intimated may be brought) by you or resist or process any actual or intimated claim of insurance, for which latter purpose you hereby provide express consent on the basis that the insurer has agreed to keep any disclosed information confidential; or

(d)consistent with the terms and spirit of any agreed reference.

13.5You warrant that you have not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement which would constitute a breach of Clauses 13.1, 13.3 or 13.3, if it had occurred after the date of this Agreement.

13.6The Employer will not be liable for any breach of its undertakings at Clause 13.4 caused by the actions of any of its past, current or future officers or employees if it has taken such steps as are reasonable to prevent that breach or breaches of that kind.

13.8     In consideration of the payment of the sum of £500 less PAYE deductions, you agree to provide the Employer and any companies in the Group and their solicitors/advisers with reasonable assistance for a period of 3 years from the Termination Date in relation to any pending and future claims made against the Employer or any company in the Group or brought by the Employer or any company in the Group against third parties or any internal investigation or administrative, regulatory or judicial enquiry or proceedings. You agree to use your best endeavours to co-operate with the Employer and any companies in the Group and their solicitors/advisers to such an extent that may be necessary to protect the interests of the Employer and any company in the Group in relation to all and any such investigation, enquiry or claims irrespective of whether proceedings are actually commenced. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence on behalf of the Employer or any company in the Group. You will be paid by the Employer any reasonably incurred out of pocket expenses that you sustain as a result of such assistance.

14.REFERENCES AND ANNOUNCEMENTS

14.1Should any third party ask the Employer to give a reference in relation to you following the Termination Date, any written reference given in response to such a request will be the terms set out in Schedule 3 provided that the third party’s request is made directly to Amy Klimek, Chief Human Resources Officer. This clause is subject to the proviso that the Employer will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if after the signing of this Agreement new facts come to the Employer’s attention which make the agreed reference substantially and materially incorrect.

14.2The Employer will provide to the Employee, for her reasonable review and comment at the appropriate time, the wording for an internal and external announcement relating to the Employee’s departure from the Employer.

15.REAFFIRMATION

15.1The Employer’s obligations to make the payments and provide the benefits specified in Clause 6, Clause 7 and Clause 9 are entirely conditional on you entering into a further agreement with the Employer on the terms set out in the reaffirmation letter set out in Schedule 4 within 7 days of the Termination Date, and, within that period, sending to the Employer a letter in the form set out in that Schedule to confirm your agreement, which letter must be signed by you.

15.2On receipt of the signed reaffirmation letter and subject to receipt of an invoice from the Adviser, the Employer agrees to pay the Adviser up to a maximum of £500 plus VAT as a contribution towards the legal fees incurred in connection with the reaffirmation letter.

16.FULL AND FINAL SETTLEMENT

16.1The terms of this Agreement are, without any admission of liability on the part of the Employer or any company in the Group, in full and final settlement of all sums due to you from the Employer or any company in the Group and all claims in all jurisdictions under contract, tort, statute or otherwise which you have or may have against the Employer or any company in the Group or its/their respective current or former officers or employees arising directly or indirectly out of or in connection with or as a consequence of your position as a director of the Employer or your employment and/or its termination (whether such claims are, or could be, known to the parties, and including any claims which may arise in the future) including in particular for the avoidance of doubt the claims specified in Schedule 1, each of which is hereby intimated and waived.

16.2You agree to refrain from commencing any action or issuing any proceedings against the Employer or any company in the Group or its/their respective current or former officers or employees in respect of any claims referred to in Clause 16.1 including the claims specified in Schedule 1.

16.3Neither the settlement and waiver in Clause 16.1 nor the agreement to refrain from proceedings in Clause 16.2 applies to:

16.3.1any claim in respect of accrued pension rights accrued up to the Termination Date;

16.3.2any claim for personal injury arising out of acts or omissions which have not yet occurred at the time the agreement is entered into;

16.3.3any other claim for personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this agreement unless it arises from or in connection with any of the claims referred to in Schedule 1;

16.3.4any claim for the sums and benefits due to you pursuant to this Agreement.

17.NO KNOWLEDGE OF OTHER CLAIMS

17.1You confirm that you are not aware of any claims other than those specified in Schedule 1 or facts or circumstances that may give rise to any claim against the Employer or any Group companies or any of its/their respective current or former officers or employees in relation to any other matters.

17.2You represent and warrant that:

17.2.1you have instructed the Adviser to advise as to whether you have or may have any claims, including statutory claims, against the Employer or any company in the Group or its/their respective current or former officers and employees including arising out of or in connection with your employment or its termination;

17.2.2you have provided the Adviser with all available information which the Adviser requires or may require in order to advise whether you have any such claims; and

17.2.3the Adviser has advised you that, on the basis of the information available to the Adviser, your only claims or particular complaints against the Employer or any company in the Group or its/their respective current or former officers and employees whether statutory or otherwise are those listed in Schedule 1 of this Agreement and that you have no other claim against the Employer or any company in the Group or its/their respective current or former officers and employees whether statutory or otherwise.

17.3In the event of you commencing any action or issuing or pursuing any proceedings or being granted any judgment against the Employer or any company in the Group arising out of your employment or its termination you shall indemnify the Employer or relevant company in the Group in respect of:

17.3.1its legal costs of defending such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon); and

17.3.2any award or judgment,

and such part of the Termination Payment equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Employer or relevant company in the Group as a debt.

18.COMPLIANCE WITH STATUTORY PROVISIONS

18.1To the extent that they are relevant, the conditions regulating Settlement agreements, compromise agreements and compromise contracts under the following instruments and provisions (as subsequently consolidated, modified or re-enacted from time to time) are satisfied and met: the Sex Discrimination Act 1975; the Trade Union and Labour Relations (Consolidation) Act 1992; the Employment Rights Act 1996; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; sub- paragraphs (a) to (e) of r41(4) of the Transnational Information and Consultation of Employees Regulations 1999; the Merchant Shipping (Working Time: Inland Waterways) Regulations 2003; sub-paragraphs (a) to (e) of r40(4) of the Information and Consultation of Employees Regulations 2004; the Fishing Vessels (Working Time: Sea-fishermen) Regulations 2004; sub-paragraphs (a) to (e) of paragraph 13(1) of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; sub-paragraphs (a) to (e) of r41(4) of the European Cooperative Society (Involvement of Employees) Regulations 2006; sub-paragraphs (a) to (e) of r62(4) of the Companies (Cross-Border Mergers) Regulations 2007; the Cross-border Railway Services (Working Time) Regulations 2008; the Pensions Act 2008; sub-paragraphs (a) to (e) of r39(4) of the European Public Limited-Liability Company (Employee Involvement) (Great Britain) Regulations 2009; paragraphs (c) and (d) of section 147(3) of the Equality Act 2010; the Posted Workers (Enforcement of Employment Rights) Regulations 2016.

18.2You confirm that:

18.2.1you have received advice from the Adviser (who is a relevant independent adviser within the meaning of the provisions referred to in Clause 18.1) as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an Employment Tribunal; and

18.2.2you will procure that the Adviser completes and signs the Certificate in Schedule 2.

19.WITHOUT PREJUDICE

19.1Notwithstanding that this Agreement is marked “without prejudice and subject to contract” when the Agreement has been dated and signed by/on behalf of the parties and is accompanied by the Certificate in Schedule 2 duly completed and signed by the Adviser it will become an open and binding agreement between the parties.

19.2This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

20.GOVERNING LAW AND JURISDICTION

20.1This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

SCHEDULE 1
CLAIMS

All and any claims:

(a)in respect of outstanding pay, including for pay in lieu of notice, wrongful dismissal, outstanding holiday pay, breach of contract; for bonus or other incentive pay or unlawful deductions from wages;

(b)arising out of a contravention, or alleged contravention of section 8, 13, 15, 18(1), 21(1), 28, 80G(1), 80H(1)(b), 80(1), 92 or 135 or of Part V, VI, VII, VIII, IX or X of the Employment Rights Act 1996 or any regulations made thereunder including but not limited to any claim relating to: the protection from suffering detriment in employment under Part V; or unfair dismissal under Part X including those circumstances where the dismissal is to be regarded as unfair for the purposes of that Part for the reasons set out in sections 98A to 105 (inclusive); or in respect of any right, benefit or entitlement to maternity, paternity, adoption, shared parental, parental or other leave secured by Part VIII; or in relation to a request for flexible working under Part VIIIA; or the right to written reasons for dismissal under Part IX;

(c)any claim under the Equality Act 2010 in respect of prohibited conduct relating to any of the protected characteristics under the Equality Act 2010 including but not limited to any claim for: direct or indirect discrimination, victimisation or harassment; discrimination arising from disability; or any failure to make reasonable adjustments; including any claim of instructing, causing, inducing or aiding a contravention of the Equality Act 2010.

(d)any claim for equality of terms under the Equal Pay Act 1970 or the Equality Act 2010;

(e)any claim under Part II of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(f)any claim under Part II of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(g)any claim arising out of a contravention, or alleged contravention of any section of the Trade Union and Labour Relations (Consolidation) Act 1992 including any claim for a protective award under section 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 and paragraph 156 of Schedule A1;

(h)any claim under section 11 of the Employment Relations Act 1999 in respect of the right to be accompanied;

(i)any claim under the Data Protection Act 1998, EU General Data Protection Regulation (EU) 2016/679, UK General Data Protection Regulation or the Data Protection Act 2018, as applicable;

(j)any claim for a redundancy payment (whether statutory or contractual);

(k)any claim under the Working Time Regulations 1998;

(l)under the National Minimum Wage Act 1998;

(m)any claim under any provision of directly applicable European Union law; and

(n)any claim not referred to in paragraphs (a) to (m) above where the non-referral arises as a direct result of the United Kingdom having left the European Union pursuant to the European Union (Withdrawal) Act 2018 (as amended)

SCHEDULE 2
ADVISER’S CERTIFICATE

I confirm that:

1.I am a relevant independent adviser (as defined in the provisions referred to in Clause 18.2 of the Agreement between ISABEL SORIANO CORRAL (the Employee) and WOLVERINE EUROPE LIMITED to which this Certificate is annexed).

2.I have advised the Employee of the terms and the effect of the Agreement and in particular its effect on the Employee’s ability to pursue a claim before an Employment Tribunal.

3.There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

Adviser’s signature	/s/ Kimberly Shaw
Adviser’s name	KIMBERLY SHAW
(capitals)
Title*	Partner - Solicitor
Adviser’s business address	Charterhouse Law LTD
150 Minories
London
EC3N 1LS

* Eg: solicitor, barrister, authorised litigator, advocate, fellow of ILEX, officer/employee/member of named trade union or advice centre worker

SCHEDULE 3
LETTER OF REFERENCE

To Whom It May Concern,

Re: Employment details for – Isabel Soriano Corral

I am writing to confirm the employment details of Isabel Soriano Corral.

I can confirm that Isabel was employed with us at Wolverine from 25 June 2018 to 3 March 2026, most recently in the role of President (International) Wolverine Worldwide.

Yours faithfully,

SCHEDULE 4
LETTER OF REAFFIRMATION

Dated [    ]

Dear [    ]

I refer to the settlement agreement dated [DATE] between myself and Wolverine Europe Limited (the “Employer”) pursuant to which it was agreed that my employment with the Employer would end on the Termination Date set out. As my employment has now ended, I am writing to you in accordance with Clause 15 of the settlement agreement to confirm the points below except for claims excluded by Clause 16.3 of the settlement agreement.

I confirm that:

1.The termination of my employment in accordance with the terms set out in the settlement agreement is without any admission of liability by the Employer or the Group (as defined in the settlement agreement) and shall be in full and final settlement of all and any claims that I have or may have against the Employer or the Group or any of its or their current or former offices or employees, whether contractual, statutory or otherwise (and whether known or unknown) arising out of or in connection with my employment or its termination except for claims excluded by clause
16.3 of the settlement agreement.

2.On or after the Termination Date, I have taken further legal advice from the Adviser (as defined in the settlement agreement) as to the terms of this letter and its effect on my ability to pursue my rights before an employment tribunal.

3.Without prejudice to the generality of paragraph 1 above, the waiver in this letter relates to all or any claims specified in Schedule 1 to the settlement agreement and confirms that the only claims that I have or may have against the Employer, the Group or its or their officers or employees relating to my employment with the Employer or its termination are specified in that Schedule.

4.To the extent that they are relevant, the conditions regulating compromise agreements, settlement agreements and compromise contracts under the instruments and provisions referred to at Clause 18.1 of the settlement agreement have been satisfied and met.

5.The Adviser has signed a copy of the attached certificate or a letter in the form of the adviser’s certificate (which may be provided on headed paper) to confirm that they have provided the advice referred to in paragraph 2 above.

6.There are no matters or circumstances that give rise or may give rise to any claims by me against the Employer or the Group in connection with my employment or its termination, always excluding those claims listed in Clause 16.3 of the settlement agreement, which have arisen since the Termination Date or, if there are any such matters, I agree to waive such claims. If so required by the Employer, I will enter into any further documentation necessary to give full effect to this intention.

7.I warrant as at the Termination Date in the same terms as set out at clauses 12.1.1 – 12.1.2 and
12.1.4 of the settlement agreement and note that the settlement agreement is conditional on such warranty and I also warrant that I have not retained any software or computer programs, documents or copies (electronically or otherwise) which belong to the Employer or any company in the Group or to which the Employer or any company in the Group is entitled.

Yours faithfully

………………………………….

ISABEL SORIANO CORRAL

ADVISER’S CERTIFICATE

I confirm that:

I am a relevant independent adviser (as defined in the provisions referred to in Clause
1.1of the settlement agreement dated [insert date] between Isabel Soriano Corral and Wolverine Europe Limited.

(a)I have advised the Employee of the terms and the effect of the letter to which this certificate is attached and in particular its effect on the Employee’s ability to pursue a claim before an Employment Tribunal.

(b)There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

Adviser’s signature	.........................................................
Adviser’s name	.........................................................
(capitals)
Title*	.........................................................
Adviser’s business address	.........................................................
.........................................................
.........................................................
.........................................................
.........................................................

SCHEDULE 5
LETTER OF RESIGNATION

The Directors

[Name of all relevant WWW entities]

[DATE]
[Name of all relevant WWW entities] (“the Companies”)

I, Isabel Soriano Corral, resign from my position as director of the Companies with immediate effect and acknowledge that:

1.I have no claim whatsoever outstanding against either the Companies any member of the Group or any of their respective officers and employees; and

2.to the extent that any such claim exists or may exist, I irrevocably waive such claim and release the Companies, each Group Company and each of their respective officers and employees from any liability whatsoever in respect of such claim.

The officers and employees of the Companies and each Group Company have the right to enforce this Deed in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

Please arrange for particulars of my resignation to be filed with the Registrar of Companies.

This document is executed as a deed and delivered on the date stated at the beginning of this document.

Signed as a deed by                     )
ISABEL SORIANO                        )
in the presence of:                        )

Witness Signature:

Witness Name:

Witness Address:

SIGNED by Jennifer J. Miller:
/s/ Jennifer J. Miller

Duly authorised to sign for and on behalf of
WOLVERINE EUROPE LIMITED

SIGNED by Isabel Soriano Corral:
/s/ Isabel Soriano Corral

Employee